 Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement on Schedule 13D jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the Class A Common Stock, par value $0.0001 per share, of Archaea Energy Inc., a Delaware corporation, beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 13th day of December, 2021.

Date: December 13, 2021

Aria Renewable Energy Systems LLC

/s/ Noah Ehrenpreis______________
By:  Noah Ehrenpreis
Its:  Vice President

United States Power Fund III, L.P.
By: EIF US Power III, LLC, its general partner
By: Ares EIF Management, LLC, its managing member

/s/ Noah Ehrenpreis______________
By:  Noah Ehrenpreis
Its:  Vice President

EIF US Power III, LLC
By: Ares EIF Management, LLC, its managing member

/s/ Noah Ehrenpreis______________
By:  Noah Ehrenpreis
Its:  Vice President

EIF United States Power Fund IV, L.P.
By: EIF US Power IV, LLC, its general partner
By: Ares EIF Management, LLC, its managing member

/s/ Noah Ehrenpreis______________
By:  Noah Ehrenpreis
Its:  Vice President

EIF US Power IV, LLC
By: Ares EIF Management, LLC, its managing member

/s/ Noah Ehrenpreis______________
By:  Noah Ehrenpreis
Its:  Vice President

Ares EIF Management LLC

/s/ Noah Ehrenpreis______________
By:  Noah Ehrenpreis
Its:  Vice President

Ares Management LLC

/s/ Naseem Sagati Aghili__________
By:  Naseem Sagati Aghili
Its:  Authorized Signatory

Ares Management Holdings L.P.
By: Ares Holdco LLC, its general partner

/s/ Naseem Sagati Aghili__________
By:  Naseem Sagati Aghili
Its:  Authorized Signatory

Ares Holdco LLC

/s/ Naseem Sagati Aghili__________
By:  Naseem Sagati Aghili
Its:  Authorized Signatory

Ares Management Corporation

/s/ Naseem Sagati Aghili__________
By:  Naseem Sagati Aghili
Its:  Authorized Signatory

Ares Voting LLC
By: Ares Partners Holdco LLC, its sole member

/s/ Naseem Sagati Aghili__________
By:  Naseem Sagati Aghili
Its:  Authorized Signatory

Ares Management GP LLC

/s/ Naseem Sagati Aghili__________
By:  Naseem Sagati Aghili
Its:  Authorized Signatory

Ares Partners Holdco LLC

/s/ Naseem Sagati Aghili__________
By:  Naseem Sagati Aghili
Its:  Authorized Signatory

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this “Agreement”) is made as of December 8, 2021 by and between Aria Renewable Energy Systems LLC, a Delaware limited liability company (“Seller”), and _______ (“Purchaser”). Seller and Purchaser are referred to herein collectively as the “Parties” and each, individually, as a “Party.”
WHEREAS, as of the date hereof, Seller is the record owner of 19,829,639 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”) of Archaea Energy Inc., a Delaware corporation (the “Company”), and 19,829,639 Class A units (“Opco Class A units”) of LFG Acquisition Holdings LLC, a Delaware limited liability company and a subsidiary of the Company (“Opco”), and pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco (the “Opco LLCA”), at the request of the holder (such request, an “Opco Redemption Request”), each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), or a cash payment as set forth therein, and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company;
WHEREAS, Seller has delivered to the Company an Opco Redemption Request for the redemption of 656,300 Opco Class A units;
WHEREAS, upon the redemption of the Opco Class A units pursuant to such Opco Redemption Request, the Company has instructed Continental Stock Transfer & Trust Co. (the “Transfer Agent”) to issue 656,300 shares of Class A Common Stock (the “Issued Shares”) to the account of Seller and cancel the corresponding number of shares of Class B Common Stock from the account of Seller;
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Issued Shares, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE I.
PURCHASE AND SALE
1.1 Purchase and Sale.  At the Closing (as defined below), subject to the terms and conditions herein contained, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to the Issued Shares registered under the Registration Statement (as defined below), at a purchase price of $17.95 per share for a total purchase price equal to $11,780,585.00 (the “Purchase Price”), which shall be payable in cash at Closing.

ARTICLE II.
CLOSING
2.1 Closing.
(a) Subject to the satisfaction of the conditions set forth in Article VI hereof, the closing of the purchase and sale of the Issued Shares (the “Closing”) shall take place on December 13, 2021 or at such later time or date as Purchaser and Seller may mutually agree (the “Closing Date”), provided, however, that if the Closing does not occur within thirty (30) days after the date hereof, then this Agreement shall terminate in its entirety and be of no further force or effect, unless otherwise agreed to by Purchaser and Seller.
(b) At the Closing, (i) Seller shall deliver to Transfer Agent any instructions, stock powers or other documents, reasonably requested to transfer the Issued Shares to Purchaser, and (ii) Purchaser will deliver to Seller a wire transfer of immediately available funds to such account or accounts as may be designated by Seller, in the amount of the aggregate Purchase Price with respect to the Issued Shares being purchased by Purchaser pursuant to this Agreement. Notwithstanding the forgoing in (ii), for any Purchaser designated as an investment company registered under the Investment Company Act of 1940, as amended, in lieu of the settlement procedures in the foregoing (ii), the following shall apply: such investment company Purchaser shall deliver at the Closing (or as soon as practicable following receipt of evidence from the Transfer Agent of the issuance to such Purchaser of the Issued Shares on and as of the Closing Date) that portion of the Purchase Price to be paid by such investment company Purchaser for the Issued Shares by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated by Seller (which account shall not be an escrow account) against delivery by the Seller to such investment company Purchaser of the Issued Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of each investment company Purchaser (or its nominee in accordance with its delivery instructions) as evidenced by the Transfer Agent.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser, as of the date hereof, as follows:
3.1 Ownership of the Issued Shares.  As of the date hereof, Seller is the record owner of 19,829,639 shares of Class B Common Stock and 19,829,639 Opco Class A units and will be the record owner of the Issued Shares upon redemption pursuant to the Opco Redemption Request of the Opco Class A units underlying the Issued Shares and the simultaneous cancellation of the corresponding number of shares of Class B Common Stock pursuant to the terms of the Opco LLCA. Seller has good and marketable title to all such shares of Class B Common Stock and such Opco Class A Units, free and clear of any encumbrances, liens, charges, levies, proxies, voting trusts or agreements, options or rights, understandings or arrangements inconsistent with this Agreement or the transactions contemplated hereby, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Issued Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (x) this Agreement, (y) the Stockholders’ Agreement, dated as of September 15, 2021, by and among Seller, the Company and the other parties thereto or (z) any applicable restrictions on transfer under the Securities Act of 1933, as amended, or any state securities Law. Upon Closing, Purchaser (or its designee) will own the Issued Shares, free and clear of all Encumbrances.

3.2 Registration Statement. The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (File No. 333-260094) relating to the Issued Shares, including the prospectus included therein and any supplements thereto (including, in each case the information incorporated by reference therein and Exhibits attached thereto, the “Registration Statement”) and, to the knowledge of Seller, the Registration Statement remains effective and no stop order suspending the effectiveness of the Registration Statement is in effect.
3.3 Binding Agreement.  This Agreement has been duly authorized, executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws (as defined below) affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at Law or in equity).
3.4 No Conflicts.  The execution, delivery and performance of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with, result in any breach of or require the consent of any Person (as defined below) under, any of the terms, conditions or provisions of the governing documents of Seller; (b) conflict with or violate any Law applicable to Seller; or (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), result in the creation of any Encumbrance (as defined below) on any of Seller’s assets under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Seller is a party or by which it is bound; except in the case of clauses (b) and (c) for those items that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.
3.5 No Consents. No consent, approval, permit, governmental or regulatory order, declaration or filing with, or notice to, any Governmental Authority (as defined below) or any third party is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as has been made or obtained on or prior to the date hereof.
3.6 No Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or could otherwise potentially delay the transactions contemplated by this Agreement.
3.7 Informed Seller.  Seller has (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement and (ii) evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, Tax (as defined below), accounting and other advisors as it deemed necessary, and has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Purchaser. Upon Closing, Seller will be consummating the transactions contemplated by this Agreement with full understanding of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

3.8 No Reliance.  Seller (a) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement, and (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Issued Shares.  Seller has independently, and without reliance upon Purchaser or any of its Affiliates, and based on such information as he or she has deemed appropriate, made his or her own analysis and decision to sell the Issued Shares pursuant to the terms hereof.  Seller acknowledges that Purchaser and its Affiliates may be in possession of material non-public information about the Company, its Affiliates and the value of the Issued Shares not known to Seller (the “Excluded Information”).  Seller agrees that neither Purchaser nor its affiliates shall be obligated to disclose any Excluded Information or have any liability to Seller with respect to any such non-disclosure. Purchaser is relying on this representation in entering into this Agreement and would not do so in the absence of this representation.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller, as of the date hereof, as follows:
4.1 Access to Information.  Purchaser has received and carefully reviewed filings of the Company with the SEC, including the Registration Statement and the prospectus included therein, Prospectus Supplement No.1 thereto filed with the SEC on November 4, 2021 and Prospectus Supplement No. 2 thereto filed with the SEC on November 16, 2021 and, in each case any amendments or supplements thereto, other publicly available information regarding the Company, and such other information that it and its financial, legal and other advisors deem necessary in connection with Purchaser’s decision to enter into this Agreement and, upon Closing, consummate the transactions contemplated by this Agreement. Purchaser has not requested any advice or other information with respect to the Issued Shares from Seller, its Affiliates (as defined below), or any of its or their respective Representatives (as defined below), and no such information or advice is necessary or desired.
4.2 Binding Agreement.   This Agreement has been duly authorized, executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws (as defined below) affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at Law or in equity).

4.3 No Conflicts.   The execution, delivery and performance of this Agreement by Purchaser do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with, result in any breach of or require the consent of any Person (as defined below) under, any of the terms, conditions or provisions of the governing documents of Purchaser; (b) conflict with or violate any Law applicable to Purchaser; or (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), result in the creation of any Encumbrance on any of Purchaser’s or its subsidiaries’ assets under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Purchaser or any of its subsidiaries is a party or by which it is bound; except in the case of clauses (b) and (c) for those items that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement.
4.4 No Consents.  No consent, approval, permit, governmental or regulatory order, declaration or filing with, or notice to, any Governmental Authority or any third party is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as has been made or obtained on or prior to the date hereof.
4.5 No Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Purchaser, threatened against or by Purchaser or its subsidiaries that challenge or seek to prevent, enjoin or could otherwise potentially delay the transactions contemplated by this Agreement.
4.6 Informed Purchaser.
Purchaser has (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement and (ii) evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, Tax, accounting and other advisors as it deemed necessary, and has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Seller. Upon Closing, Purchaser will be consummating the transactions contemplated by this Agreement with full understanding of the terms, conditions and risks and willingly assumes those terms, conditions and risks. Purchaser has not requested any advice or other information with respect to the Issued Shares from Seller, its Affiliates, or any of its or their respective Representatives, and no such information or advice is necessary or desired.
4.7 No Reliance.  Purchaser (a) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement, and (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Issued Shares.  Purchaser has independently, and without reliance upon Seller or any of its affiliates, and based on such information as he or she has deemed appropriate, made his or her own analysis and decision to purchase the Issued Shares pursuant to the terms hereof. Purchaser acknowledges that Seller and its Affiliates may be in possession of Excluded Information. Purchaser agrees that neither Seller nor its Affiliates shall be obligated to disclose any Excluded Information or have any liability to Purchaser with respect to any such non-disclosure. Purchaser is relying on this representation in entering into this Agreement and would not do so in the absence of this representation. Purchaser acknowledges and understands the risks to and disadvantage of Seller due to the disparity of information between Seller, on the one hand, and Purchaser, on the other hand.

ARTICLE V.
COVENANTS
5.1 No Inconsistent Arrangements.  Except as provided hereunder, neither Party shall, directly or indirectly, take or permit any other action that would in any way restrict, limit or interfere with the performance of such Party’s obligations hereunder or otherwise make any representation or warranty of such Party herein untrue or incorrect (including, for the avoidance of doubt, any transfer, sale, assignment, gift, hedge, or other disposition, directly or indirectly, of the Issued Shares). Any action taken in violation of the foregoing sentence shall be null and void ab initio.
5.2 Litigation.  Each Party shall provide such other Party with prompt notice of any claim, action, suit, litigation or proceeding (including any class action or derivative litigation) brought, asserted or commenced by, on behalf of or in the name of, against or otherwise involving either Party relating to this Agreement or any of the transactions contemplated hereby, and shall keep such other Party informed on a reasonably prompt basis with respect to the status thereof. Each Party shall give such other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without such other Party’s prior written consent.
ARTICLE VI.
CONDITIONS TO CLOSING
6.1 Mutual Conditions. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of the following condition, which may, to the extent permitted by applicable Law, be waived in a writing signed by Seller and Purchaser, each at its sole discretion:
(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
6.2 Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by Purchaser in its sole discretion:
(a) Seller shall have delivered to Transfer Agent the closing deliverable(s) set forth in Section 2.1(b)(i) hereof.

(b) Seller shall have otherwise performed in all respects all of his or her obligations hereunder required to be performed by him or her on or prior to the Closing.
(c) The representations and warranties of Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.
6.3 Conditions to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by Seller in its sole discretion:
(a) Transfer Agent has issued the Issued Shares to the account of Seller.
(b) Purchaser shall have delivered the closing deliverable(s) set forth in Section 2.1 (b)(ii) hereof.
(c) Purchaser shall have otherwise performed in all respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.
(d) The representations and warranties of Purchaser contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date. Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

ARTICLE VII.
MISCELLANEOUS
7.1 Defined Terms.  As used herein, the following terms shall have the following meanings:
(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
(b) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.
(c) “Law” means any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree.
(d) “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Authority or other entity.
(e) “Representative” means, with respect to any Person, such Person’s directors, officers, employees, partners, members, shareholders, agents or representatives.
(f) “Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by contract or otherwise.

7.2Notices.  All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):.

if to Purchaser: [_______]

with a copy to: [_______]

if to Seller:                      Aria Renewable Energy Systems LLC
c/o Ares Management LLC
Three Charles River Place, Suite 101
63 Kendrick Street
Needham, MA 02494
Attn: Noah Ehrenpreis (nehrenpreis@aresmgmt.com)

with a copy to:	Orrick Herrington & Sutcliffe LLP

51 West 52nd Street
New York, NY 10019
Attn: Marsha Mogilevich (mmogilevich@orrick.com)

Notices will be deemed to have been received on the date of receipt (a) if delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email.
7.3 Termination.  This Agreement may only be terminated by (i) mutual written consent of the Parties to terminate this Agreement or (ii) by either Party if such other Party is in breach of the terms of this Agreement if such breach continues unremedied for a period of five calendar days after notice to the breaching Party. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing in this Section 7.3 shall relieve either Party from liability for fraud or any willful breach of this Agreement prior to the termination hereof and (ii) the provisions of this Article VII shall survive any termination of this Agreement.
7.4 Acknowledgements.  Each Party acknowledges that (i) the other Party is relying on its representations, warranties, acknowledgements and agreements in this Agreement as a condition to proceeding with the transactions contemplated hereby and (ii) without such representations, warranties, acknowledgements and agreements, the other Party would not enter into this Agreement or engage in the transactions contemplated hereby.
7.5 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Any agreement on the part of either Party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
7.6 Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the transactions contemplated by this Agreement are consummated.
7.7 Entire Agreement. This Agreement, together with the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.
7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
7.9 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other taxing authority and any penalties and interest arising therefrom) incurred in connection with and/or resulting from the transfer of Issued Shares contemplated hereunder shall be borne and paid by Purchaser. Purchaser shall, at his own expense, timely file any tax return or other document with respect to such taxes.

7.10 Specific Enforcement; Jurisdiction.
(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 7.10(b) hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, neither of the Parties would have entered into this Agreement.
(b) Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware for the purpose of any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each of the Parties hereby irrevocably agrees that all claims with respect to such legal action, suit or proceeding may be heard and determined exclusively in such court. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware in the event any legal action, suit or proceeding arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 7.2 hereof (provided that nothing in this Section 7.10(b) shall affect the right of either Party to serve legal process in any other manner permitted by applicable Law) and (iv) agrees that it will not bring any legal action, suit or proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than the courts of the State of Delaware. The Parties agree that a final trial court judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict either Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
7.11 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each Party (a) certifies that no Representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any legal action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 7.11.

7.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
7.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to either Party.
7.14 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
7.15 Further Assurances. Each Party will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to perform its obligations under this Agreement. Each Party shall use its reasonable best efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, and to assist such other Party in doing, any and all things, necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

ARIA RENEWABLE ENERGY SYSTEMS LLC
By:	_____________________________________
Name:	Noah Ehrenpreis
Title:	Vice President & Secretary

[Signature Page to Share Purchase Agreement]

PURCHASER:

[_______]
By:	_____________________________________
Name:
Title: